Exhibit 99.1

FOR IMMEDIATE RELEASE April 12, 2011	NEWS NYSE Amex: GORO

GOLD RESOURCE CORPORATION'S CFO STEPS DOWN

DENVER - Tuesday, April 12, 2011 - Gold Resource Corporation (GORO) (NYSE Amex: GORO) today announced the acceptance of its CFO's resignation who has taken a full-time position with another company. Gold Resource Corporation is a low-cost gold producer with operations in the southern state of Oaxaca, Mexico.

Gold Resource Corporation's management would like to personally thank Mr. Monty Jennings for his years of excellent service as the Company's contract CFO and wishes Mr. Jennings well in his new full-time position with another company.

Mr. Jennings stated, "It has been my pleasure working with the Company. I wish the Company continued success."

Gold Resource Corporation's CEO will be the interim CFO until a replacement CFO is found.

About GRC:
Gold Resource Corporation is a mining company focused on production and pursuing development of gold and silver projects that feature low operating costs and produce high returns on capital. The Company has 100% interest in five potential high-grade gold and silver properties in Mexico's southern state of Oaxaca. The Company has 52,998,303 shares outstanding, no warrants and no debt. For more information, please visit GRC's website, located at www.Goldresourcecorp.com and read the Company's 10-K for an understanding of the risk factors involved.

Contacts:
Corporate Development
Greg Patterson
303-320-7708